EXHIBIT 99.1

Escalade Reports First Quarter 2024 Results

EVANSVILLE, IN, April 25, 2024 – Escalade, Inc. (NASDAQ: ESCA, or the “Company”), a leading manufacturer and distributor of sporting goods and indoor/outdoor recreational equipment, today announced results for the first quarter 2024.

FIRST QUARTER 2024 HIGHLIGHTS

(As compared to the first quarter 2023)

●	Net sales were $57.3 million, an increase of 0.7%
●	Operating income was $3.1 million compared to $0.1 million in 2023
●	EBITDA totaled $4.4 million, an increase of $2.8 million
●	Net income of $1.8 million, or $0.13 earnings per diluted share

For the three months ended March 31, 2024, Escalade posted net sales of $57.3 million, net income of $1.8 million and diluted earnings per share of $0.13.

Total net sales increased 0.7% on a year-over-year basis in the first quarter, primarily due to a return in normalized seasonal demand for basketball products, outdoor games, and archery.

Escalade reported first quarter gross margin of 25.0%, an increase of 560 basis points versus the prior-year period, primarily driven by more favorable product mix, decreased inventory storage and handling costs, and more favorable fixed cost absorption.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) increased $2.8 million to $4.4 million in the first quarter 2024, versus $1.6 million in the prior-year period.

Net income for the first quarter of 2024 was $1.8 million, or $0.13 diluted earnings per share, compared to a net loss of $1.0 million, or $0.07 diluted loss per share, for the same quarter in 2023.

Total debt at the end of the quarter was $53.5 million, down from $95.2 million at the end of the first quarter last year, and up from $50.9 million at year-end. The increase from year-end was primarily the result of inventory investments made in advance of the spring selling season.

As of March 31, 2024, the Company had total cash and equivalents of $0.3 million, together with $62.4 million of availability on its senior secured revolving credit facility maturing in 2027. At the end of the first quarter 2024, net debt (total debt less cash) was 2.0x trailing twelve-month EBITDA.

Escalade announced a quarterly dividend of $0.15 per share to be paid to all shareholders of record on July 8, 2024 and payable on July 15, 2024.

MANAGEMENT COMMENTARY

“Our first quarter results reflect demand stabilization along with significant improvement in gross margin. We are returning to more normalized market conditions as we move further from the pandemic driven peak in demand and elevated costs,” stated Walter P. Glazer, Jr., President and CEO of Escalade. “We still have work to do, but we anticipate continued opportunity for margin improvement in 2024 despite our cautious outlook on consumer demand for discretionary recreational goods for the remainder of the year.”

“In recent quarters, we sold through much of our higher cost inventory that had impacted margins in 2023,” continued Glazer. “In the first quarter 2024, we delivered a gross margin of 25.0%, an increase of more than 560 basis points above the prior year period. Looking ahead, we remain focused on managing our costs, driving innovation, and developing compelling products that encourage consumers to purchase our wide range of Escalade offerings that promote healthy active lifestyles and bring families and friends together.”

“During the first quarter, we experienced increased demand for our basketball, table tennis, archery and outdoor games products,” continued Glazer. “Our retail partners successfully reduced their inventory levels coming into 2024, so we believe most channel inventories of our products are relatively light. We saw continued growth in our owned direct-to-consumer website sales, which increased 28% in the first quarter, as we continue to support effective marketing campaigns and new product development.”

“As we right size our asset base, including the planned divestiture of our Mexico operations, we expect to drive additional efficiencies in our fixed costs,” continued Glazer. “We remain highly focused on optimizing our assets base and cost structure to further improve our return on assets.”

“We ended the first quarter with a ratio of net debt to trailing twelve-month EBITDA of 2.0x, well within our targeted range of 1.5x to 2.5x,” stated Glazer. “Looking to the remainder of 2024, we intend to continue deploying available cash flow to debt repayment, which should result in additional interest expense savings, while continuing to invest in our brands and new product development within our strong recreational products portfolio.”

CONFERENCE CALL

A conference call will be held Thursday, April 25, 2024, at 11:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Escalade’s website at www.escaladeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-300-8521
International Live:	1-412-317-6026

To listen to a replay of the teleconference, which subsequently will be available through May 9, 2024:

DomesticReplay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	10188694

USE OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), this release contains the non-GAAP financial measure known as “EBITDA.” A reconciliation of this non-GAAP financial measure is contained at the end of this press release. EBITDA is a non-GAAP financial measure that Escalade uses to facilitate comparisons of operating performance across periods. Escalade believes the disclosure of EBITDA provides useful information to investors regarding its financial condition and results of operations. Non-GAAP measures should be viewed as a supplement to and not a substitute for the Company’s U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated. Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of the Company’s results as reported under U.S. GAAP and should be evaluated only on a supplementary basis.

ABOUT ESCALADE

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, fitness, and indoor/outdoor recreation equipment.  Our mission is to connect family and friends creating lasting memories. Leaders in our respective categories, Escalade’s brands include Brunswick Billiards®; STIGA® table tennis; Accudart®; RAVE Sports® water recreation; Victory Tailgate® custom games; Onix® pickleball; Goalrilla™ basketball; Lifeline® fitness; Woodplay® playsets; and Bear® Archery. Escalade’s products are available online and at leading retailers nationwide. For more information about Escalade’s many brands, history, financials, and governance please visit www.escaladeinc.com.

INVESTOR RELATIONS CONTACT

Patrick Griffin

Vice President - Corporate Development & Investor Relations

812-467-1358

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to: Escalade’s ability to achieve its business objectives; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; Escalade’s ability to develop and implement our own direct to consumer e-commerce distribution channel; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; the impact of management’s conclusion, in consultation with the Audit Committee, that material weaknesses existed in the Company’s internal control procedures over financial reporting; the evaluation and implementation of remediation efforts designed and implemented to enhance the Company’s control environment, which remediation efforts are ongoing; the potential identification of one or more additional material weaknesses in the Company’s internal control of which the Company is not currently aware or that have not yet been detected; the Company’s inability or failure to fully remediate material weaknesses in our internal control procedures over financial reporting or any other material weaknesses in the future could result in material misstatements in our financial statements; Escalade’s ability to control costs, including managing inventory levels; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions, including inflationary pressures; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; continued listing of the Company’s common stock on the NASDAQ Global Market; the Company’s inclusion or exclusion from certain market indices; Escalade’s ability to obtain financing, to maintain compliance with the terms of such financing and to manage debt levels; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; the potential impact of actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; risks related to data security of privacy breaches; the potential impact of regulatory claims, proceedings or investigations involving our products; potential residual impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended
All Amounts in Thousands Except Per Share Data	March 31, 2024	March 31, 2023

Net sales	$57,304	$56,931

Costs and Expenses
Cost of products sold	42,950	45,879
Selling, administrative and general expenses	10,701	10,283
Amortization	593	620

Operating Income	3,060	149

Other Income (Expense)
Interest expense	(735)	(1,375)
Other income	3	18

Income (Loss) Before Income Taxes	2,328	(1,208)

Provision (Benefit) for Income Taxes	553	(256)

Net Income (Loss)	$1,775	$(952)

Earnings (Loss) Per Share Data:
Basic earnings (loss) per share	$0.13	$(0.07)
Diluted earnings (loss) per share	$0.13	$(0.07)

Dividends declared	$0.15	$0.15

Consolidated Balance Sheets

(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	March 31, 2024	December 31, 2023	March 31, 2023
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$283	$16	$6,064
Receivables, less allowance of $882; $652; and $490; respectively	52,274	49,985	50,468
Inventories	95,991	92,462	122,453
Prepaid expenses	2,949	4,280	4,879
Prepaid income tax	--	88	175
TOTAL CURRENT ASSETS	151,497	146,831	184,039

Property, plant and equipment, net	23,420	23,786	24,679
Assets held for sale	2,480	2,653	2,823
Operating lease right-of-use assets	8,118	8,378	8,844
Intangible assets, net	28,047	28,640	30,500
Goodwill	42,326	42,326	42,326
Other assets	459	391	376
TOTAL ASSETS	$256,347	$253,005	$293,587

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$7,143	$7,143	$7,143
Trade accounts payable	15,981	9,797	17,232
Accrued liabilities	9,484	15,283	10,500
Income tax payable	441	--	--
Current operating lease liabilities	1,055	1,041	991
TOTAL CURRENT LIABILITIES	34,104	33,264	35,866

Other Liabilities:
Long‑term debt	46,383	43,753	88,082
Deferred income tax liability	3,125	3,125	4,516
Operating lease liabilities	7,628	7,897	8,398
Other liabilities	387	387	407
TOTAL LIABILITIES	91,627	88,426	137,269

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 13,861,552; 13,736,800; and 13,729,859; shares respectively	4,909	4,480	2,879
Retained earnings	159,811	160,099	153,439
TOTAL STOCKHOLDERS' EQUITY	164,720	164,579	156,318
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$256,347	$253,005	$293,587

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

(Unaudited, In Thousands)

	Three Months Ended
All Amounts in Thousands	March 31, 2024	March 31, 2023

Net Income (Loss) (GAAP)	$1,775	$(952)

Interest expense	735	1,375
Income tax expense (benefit)	553	(256)
Depreciation and amortization	1,373	1,396

EBITDA (Non-GAAP)	$4,436	$1,563